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July 27, 2022

Mr. Arjun Sarker
101 Thomson Road #17-03
United Square
Singapore 307591
Dear Arjun,
We are delighted to continue your employment with Avanos, relocating at your request your position of Senior Vice President, International Commercial, to Avanos Singapore Pte. Ltd. ("Avanos Singapore"), a wholly owned subsidiary of Avanos Medical, Inc. ("Avanos Medical" or the "Company").
This position will be initially based at 101 Thomson Road, #17-03 United Square and you will continue to report to the Company's Chief Executive Officer, Joe Woody.
Your commencement date for employment with Avanos Singapore is effective as of August 1, 2021 (the "Commencement Date"), subject to the Clearance section below.
Your appointment is subject to the terms of this letter of offer ("Letter of Offer") and the accompanying conditions of employment ("Conditions of Employment").
CLEARANCE
Your offer of employment is conditional on you:
•providing evidence of your citizenship or permanent residency status in Singapore or, if you are not a citizen or permanent resident of Singapore, the Company successfully and, in its opinion, timely receiving the requisite work permits or employment passes for you to work in Singapore (which authorizations shall be obtained at the Company's expense).
PRIOR EMPLOYMENT WITHIN AVANOS
For the limited purposes of calculating any severance or other tenure-based benefit under applicable law, Avanos Singapore shall recognize January 24, 2017, which is the date you initially joined a member of the Avanos group of companies.
By your signature below, you represent and agree that your employment with the Company ("Prior Employer") concluded or shall conclude effective July 31, 2021 or no later than the day prior to the Commencement Date of this Agreement. As of the Commencement Date, you agree that you will have no further entitlement to receive any compensation or benefit whatsoever from the Prior Employer. Further, as a condition of this Agreement and your requested transfer to Singapore, you warrant, represent, and agree that you have received all compensation, leaves, benefits, end of service gratuities and/or severances or entitlements of any kind from the Prior Employer as of the Commencement Date and that you are not owed any payment or other entitlement, whatsoever, from the Prior Employer.
REMUNERATION AND EMPLOYMENT BENEFITS
At commencement of this role, you will be paid S$41,723 per month ("Salary"), to be reviewed each year in accordance with Avanos Singapore's policies and procedures, as may be amended.
Your Salary (less applicable deductions) will be paid monthly (currently on about the 28th of each month) by electronic transfer into an account nominated by you.

The payment of Salary shall be subject to such statutory deductions as may be required in accordance with applicable legislation in force from time to time.
Where Central Provident Fund ("CPF") contributions are applicable, they will be at the prevailing rates as statutorily prescribed from time to time. In such cases, Avanos Singapore will deduct the employee CPF contribution from the Salary, and remit such employee CPF contribution, together with the employer CPF contribution, to the relevant Singapore authorities, in accordance with the CPF rules.
Where other contributions are applicable, they will be at the prevailing rates as statutorily prescribed from time to time. Such contributions may include contributions to the Chinese Development Assistance Fund, Mosque Building and Mendaki Fund or Singapore Indian Development Association Fund and Eurasian Community Fund, where applicable. In such cases, Avanos Singapore will deduct the applicable contributions from the Salary, and remit such contributions to the relevant bodies in accordance with the applicable rules. In the event you opt out of making such contributions, it is your responsibility to inform Avanos Singapore and submit the necessary documentary proof.
You will be responsible for your own taxes, including income tax and the preparation and submission of your own tax return.
On termination of your employment, Avanos Singapore shall have the right to make the relevant deductions or withholdings from any sums payable by Avanos Singapore to you for the purposes of statutory compliance with all applicable laws and schemes, including, without limitation, for tax clearance and work pass purposes.
ANNUAL WAGE SUPPLEMENT (AWS)
AWS equivalent to one (1) month basic salary will be paid in December of each year. The AWS will be calculated on a pro-rata basis if length of service within the said calendar year is less than 12 months as of December 31. For example, in your first calendar year of employment, your AWS will be pro rated from the Commencement Date.
DISCRETIONARY BONUS
You are eligible to participate in the Company's Management Achievement Award Plan (MAAP) which is global. For your potential 2021 award, you will be given credit for the full year that began January 1, 2021, including an assessment of your performance with the Company before the Commencement Date and for the Company and Avanos Singapore thereafter. The amount of your annualized bonus opportunity is initially targeted at 50% of your annual package value. The range of the bonus payment can be zero up to 200% of target value. The actual bonus earned will be determined in the Company's discretion based on by its assessment of the Company's performance and your own performance against the objectives established between you and the Company at the end of each fiscal year. To receive your bonus payout, you need to be effectively employed with Avanos Singapore (i.e. no notice of termination of your employment has been given by you or by Avanos Singapore and you remain under the employment of Avanos Singapore) at the time of its actual pay-out date as determined by the Company. Details on the weightings and measures of the MAAP will be provided separately.
LONG-TERM INCENTIVE PLAN (LTI) GRANTS
Your position is eligible for annual long-term incentive grants, which are awarded in May each year. Grants are currently allocated based on job level and performance. Our current mix of equity is 25% in stock options, 50% in performance based restricted stock units and 25% in time based restricted stock units. Your initial target award value is US$225,000. The amount, type and mix of equity award vehicles used for the annual long-term incentive grants are subject to annual review and can change per the approval of Avanos Medical's Compensation Committee of the Board of Directors.
LEAVE AND OTHER BENEFITS

As an Avanos Singapore employee you will have access to a range of leave entitlements including but not limited to annual leave, sick leave, parental leave, compassionate leave, and personal leave and, in certain circumstances, salary continuance, as set out in the Conditions of Employment and in accordance with applicable legislation.
On commencement of your employment with Avanos Singapore, you will have access to additional information about the leave and benefits to which you are entitled.
As a condition of Avanos Singapore's offer of employment to facilitate your personal request to transfer to Singapore, you agree that for the remainder of calendar year 2021, and continuing forward, your entitlement to vacation/sick leave will be as set out under Avanos Singapore's vacation and sick policies. Avanos Singapore will give you credit on a 1 to 1 ratio for any accrued but unused sick / vacation leave you accrued with the Company as of the day prior to the Commencement Date. You further agree that this entitlement is in lieu of and replaces any entitlement you might have or had to payment of the same from the Company upon the termination of your employment with the Company, and you agree to waive any right to such payment from the Company, where so permitted.
Notwithstanding the foregoing, you will be eligible to receive benefits consistent with the Company Severance Pay Plan and Executive Severance Plan, which provide eligible employees and executives with certain payments and benefits in the event of certain involuntary terminations and qualified separation from service following a change of control. Benefits may be updated from time to time at Avanos Singapore's discretion or in accordance with applicable legislation.
WORKING HOURS
Your normal hours of work are from 8:30 am to 5:30 pm, Monday through Friday (inclusive of a one-hour lunch break). You may be required to work reasonable additional hours above your normal working hours including on evenings, weekends and on public holidays, to meet the needs of your department and Avanos Singapore. Some flexibility to your normal commencement and finish times may be arranged to meet particular circumstances.
You are not currently eligible to claim overtime pay within this role.
PERSONAL DATA PROTECTION
You shall comply with the personal data protection policies of Avanos Singapore, as it may be amended, supplemented, modified or updated from time to time.
You shall sign and deliver such forms as may be required by Avanos Singapore under personal data protection policies, including any forms required for the provision of your consent to the collection, use and disclosure of your personal data by Avanos Singapore for various purposes.
TERMINATION OF EMPLOYMENT
Except for as otherwise stated above, your employment may be terminated at any time by either party giving to the other patty at least three months' written notice or by paying an amount to the other party equal to three months' salary in lieu thereof (or pro-rata portion for any partial notice period).
At any time during your employment, Avanos Singapore may terminate your employment for cause forthwith without any notice or payment in lieu of notice and without separation benefits, in accordance with the Conditions of Employment.
You agree that if your employment with Avanos Singapore ends, or earlier at the request of the Company, you shall immediately resign from all offices held by you in the Company, Avanos Singapore, and/or any of its or their related entities (including as a director or officer of any kind) without claim for compensation for loss of office and using such forms as the Company or Avanos Singapore may reasonably require. If you fail to do so, the Company and Avanos Singapore are hereby irrevocably authorised to appoint any person in your name and on your behalf to sign and deliver such resignation(s) to the Company and/or Avanos Singapore.
NON SOLICITATION
To the extent consistent with Singapore law, during the term of your employment and for a period of twenty-four months thereafter, you shall not approach or encourage any customer or prospective customer of Avanos Singapore to stop dealing with Avanos Singapore in favour of a competing product, service or supplier, nor entice any employee of Avanos Singapore to leave Avanos Singapore for whatever reason.
GENERAL
The terms of this Agreement and any subsequent amendments are confidential and may not be disclosed by you, without the prior written approval of Avanos Singapore, to any other person, other than for the purpose of obtaining professional legal or accounting advice.
This Letter of Offer shall be governed by and construed in accordance with the laws of Singapore. In signing this Letter of Offer, you shall submit to the non-exclusive jurisdiction of the courts of Singapore.
This Letter of Offer supersedes, cancels and replaces any earlier statement, letter or agreement (written or verbal) relating to your employment by the Company and its affiliates including Avanos Singapore except to the extent otherwise stated in this Letter of Offer.
In the event that any of the terms of this Letter of Offer and the Conditions of Employment shall be deemed invalid, unlawful, or unenforceable to any extent, such term shall be severed from the remaining terms, which shall continue to be valid to the fullest extent permitted by law.
Nothing in this Letter of Offer is intended to grant to any third party, other than a subsidiary or a related company of Avanos Singapore, any right to enforce any term of this Letter of Offer or to confer on any third party, other than a subsidiary or related company of Avanos Singapore any benefits under this Letter of Offer for the purposes of the Contract (Rights of Third Parties) Act (Cap. 53B), the application of which legislation is hereby expressly excluded.
CONDITION OF EMPLOYMENT
This Letter of Offer and the Conditions of Employment together form the terms and conditions of your employment with Avanos Singapore. In the event there is any inconsistency between terms of this Letter of Offer and any provision of the Conditions of Employment or any policies, rules or regulations of Avanos Singapore, the terms of this Letter of Offer shall prevail to the extent of the inconsistency.
This Letter of Offer is also accompanied by a welcome pack in which you will find the following forms:
•Code of Conduct
•Corporate Policies
We ask that you read and sign the Letter of Offer and Conditions of Employment, initialing each page of the Conditions of Employment and return all documents to Binayak Bagchi, APAC HR Director, upon your commencement date.
We are looking forward to you continuing with our senior leadership team and are confident your ongoing association with Avanos will be successful.
Yours sincerely,

/s/ Joe Woody
Joe Woody
Chief Executive Officer

I: (i) have carefully read, understood, and agree to the terms of this Letter of Offer and the Conditions of Employment and (ii) acknowledge and agree that my employment with Avanos Singapore on the terms described above commenced effective as of August 1, 2021.

/s/ Arjun Sarker
Arjun Sarker
Date: 10 November 2022

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